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                                                                   EXHIBIT 10.18

                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (the "Option Agreement") is made and entered into this 31st day of December, 1998, by and among U.S. Liquids, Inc. ("U.S. Liquids" or "USL"), a Delaware corporation, Newpark Resources, Inc., a Delaware corporation ("Newpark"), and Newpark Environmental Services, Inc. ("NESI"), a Delaware corporation and wholly owned subsidiary of Newpark, with reference to the following facts:

         A. Concurrently with the execution and delivery of this Option Agreement, the parties have executed and delivered an agreement captioned "Payment Agreement" (the "Payment Agreement") which modifies certain provisions of the NOW Payment Agreement dated September 16, 1998 (as previously amended effective September 22, 1998) between USL and NESI.

         B. Under the Payment Agreement, Newpark and NESI retained the right, but not the obligation, to deliver certain limited quantities of NOW to USL for Disposal for a term ending June 30, 2001. NESI desires to obtain the option (the "Option") to extend by up to two additional one-year periods (one period at a time) the term (the "Term") for which it has the right to deliver NOW to USL for Disposal.

         NOW THEREFORE, in consideration of the above premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1.       DEFINITIONS

                  The following terms shall have the following meanings in this Option Agreement (unless indicated otherwise, all Article and Section references in this Option Agreement are to Articles and Sections in this Option Agreement):

                  Adjustment Date: June 30, 2001 (the "First Adjustment Date") or June 30, 2002 (the "Second Adjustment Date"), as applicable.

                  Affiliate: A Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting interests in such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  Annual Volume: For each Option Year separately, the maximum volume of NOW permitted to be delivered by or on behalf of NESI at no cost and accepted for Disposal by USL, which volume shall be 1,400,000 barrels of NOW for each Option Year.

                  Base Rate:  146.4.

                  Collection: The collection, transfer or transportation of NOW.


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                  Consumer Price Index: The number reflecting the measure of the average change in prices over time of certain goods and services purchased by all urban consumers in the Houston Area, as compiled and reported every even-numbered month by the United States Department of Labor, Bureau of Labor Statistics. On any Adjustment Date, the Consumer Price Index shall be the number last reported and in effect as of that date. If the Consumer Price Index as defined becomes unavailable, the parties shall use the number last reported as a measure of the average change in prices of goods and services purchased by all urban consumers in (i) the State of Texas or, in the event that number is unavailable, (ii) the United States.

                  Covered Region: The States of Louisiana, Texas, Mississippi and Alabama, and the Gulf of Mexico.

                  Disposal:  The treatment or disposal of NOW.

                  Excluded NOW: NOW generated and collected on land and delivered to a Landfarm from the site where it was generated entirely by on-land transportation.

                  Landfarms: The NOW disposal facilities owned and operated by USL designated as Elm Grove, LA (DNR Permit #OWD 89-1) (the "Elm Grove Landfarm"); Bourg, LA (DNR Permit #90-10 OWD) (the "Bourg Landfarm"); Bateman Island, LA (DNR Permit #91-10 OWD) (the "Bateman Island Landfarm"); and Mermentau, LA (DNR Permit #SWD 83-6) (the "Mermentau Landfarm").

                  NOW: Nonhazardous oilfield waste (including Washwater) associated with the exploration and production of oil, gas and geothermal energy that contains less than 30 picocuries per gram of Radium 226 or 228. Without limiting the generality of the foregoing, for waste disposed of in Louisiana, the term NOW shall include all wastes containing less than 30 picocuries per gram of Radium 226 or 228 classified as NOW under Louisiana Statewide Order 29-B, as currently in effect, and all waste that is classified as "E&P Waste" by the Louisiana Department of Natural Resources.

                  Option: As defined in Section B above, the right to extend the Term, as provided in this Option Agreement.

                  Option Payment: The amount that NESI must pay to USL for an Option Year if it exercises the Option as to such Option Year, which, except as provided in Section 12.1, shall be no less than $8 Million, adjusted as provided in Section 2.2 of this Option Agreement.

                  Option Year: The twelve-month period commencing July 1, 2001 (the "First Option Year"), and/or the twelve-month period commencing July 1, 2002 (the "Second Option Year").

                  Payment in Full and on Time: Payment or reimbursement made to USL on or before any date specified for such payment in this Option Agreement except and unless timely paid in accordance with Section 13.6 of this Option Agreement.




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                  Person: Any individual, corporation, association, partnership, joint venture, trust, estate or other entity or organization or government or any agency or political subdivision thereof.

                  Term: As defined in Section B above.

                  Washwater: Fluids generated by the cleaning and/or decontamination of tanks, barges, vessels, containers or other similar structures used in the storage and/or transportation of NOW. Washwater may contain cleaning agents and emulsifiers, etc., in addition to the basic cleaning agent (water).

                  Zapata Facility: A NOW disposal facility owned and operated by USL located near Zapata, Texas.

         2.       GRANT AND EXERCISE OF OPTION

                  2.1 Grant of Option. USL hereby grants to NESI the Option, which may be exercised or not exercised by NESI in its sole discretion. The Option may be exercised by NESI as to the First Option Year only by giving to USL written notice of the exercise of the Option on or before December 31, 2000; if the Option is exercised as to the First Option Year, the Option may be exercised by NESI as to the Second Option Year only by giving to USL written notice of the exercise of the Option on or before December 31, 2001.

                  2.2 Payments by NESI. For each Option Year as to which NESI exercises the Option, NESI shall pay to USL an amount equal to the Option Payment for such year. On the First Adjustment Date, June 30, 2001, the Option Payment for the First Option Year shall be adjusted by (i) dividing 100% of the Consumer Price Index in effect on that date by 100% of the Base Rate; and (ii) multiplying the result by $8 million except as provided in Section 12.1. In the event the net change in the Consumer Price Index is negative, the Option Payment for the First Option Year shall be $8 million, except as provided in Section
12.1. NESI shall pay the Option Payment for the First Option Year in twelve equal monthly installments due on or before July 2, 2001, August 1, 2001, September 3,2001, October 1, 2001, November 1, 2001, December 3, 2001, January 2, 2002, February 1, 2002, March 1, 2002, April 1, 2002, May 1, 2002, and June
3, 2002, respectively, except as provided in Section 12.1. On the Second Adjustment Date, June 30, 2002, the Option Payment for the Second Option Year shall be adjusted by (i) dividing 100% of the Consumer Price Index in effect on that date by 100% of the Base Rate; and (ii) multiplying the result by $8 million except as provided in Section 12.1. In the event the net change in the Consumer Price Index is negative, then the Option Payment for the second Option Year shall be $8 million except as provided in Section 12.1. NESI shall pay the Option Payment for the Second Option Year in twelve equal monthly installments due on or before July 1, 2002, August 1, 2002, September 2, 2002, October 1, 2002, November 1, 2002, December 2, 2002, January 1, 2003, February 3, 2003,
March 3, 2003, April 1, 2003, May 1, 2003, and June 2, 2003, respectively, except as provided in Section 12.l.

                  2.3 Obligation to Pay. NESI's obligation to make Payment in Full and on Time in any Option Year as to which NESI has exercised the Option exists without regard to whether NESI exercises its option to deliver NOW, if any, to USL in accordance with Section



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3.1. Failure to make Payment in Full and on Time in every instance for any reason whatsoever constitutes a breach of this Option Agreement and shall not entitle NESI to any offsets, carryovers, or counterclaims of any kind.

                  2.4 Reimbursement for Revenues. For each Option Year as to which NESI exercises the Option, NESI shall recover 100% of any revenues received by USL and its Affiliates during each calendar quarter of that Option Year from the "Business," as that term is defined in the Noncompetition Agreement dated September 16, 1998, between USL and Newpark. USL shall reimburse NESI in the proper amount within 30 days of the end of each calendar quarter.

         3.       DISPOSAL VOLUME

                  3.1      NOW Delivery.

                           3.1.1    Delivery Option.

                  a. NESI may, at its option, deliver to USL for Disposal at the Bateman Island Landfarm a maximum amount of NOW equal to the Annual Volume for such Contract Year at no cost without prior notice or approval. Subject to the terms and conditions and the limitations set forth in this Agreement, USL shall accept for Disposal at the Bateman Island Landfarm all NOW delivered by or on behalf of NESI, provided, however, that in no event shall USL be obligated to accept from NESI for Disposal at any Landfarm more than the Annual Volume during any Contract Year. Failure to deliver the full Annual Volume shall not result in any carryforward or increase in the Annual Volume in the succeeding Contract Year.

                  b. NESI shall have the right to deliver a volume no more than 10% of the Annual Volume to the Bourg Landfarm at no cost, subject to Section 3.1.l.a, and prior notice by NESI in accordance with Section 13.5.2, of 48 hours if such delivery shall arrive by marine transportation; or

                  c. NESI shall have the right to deliver a volume no more than 10% of the Annual Volume to the Mermentau Landfarm at no cost, subject to Section 3.1.1.a and prior written approval by USL, which approval will not be unreasonably withheld.

                           3.1.2 Obligation to Pay. If NESI has exercised the
Option as to an Option Year, NESI is obligated to make the Option Payment regardless of the volume of NOW, if any, delivered to or accepted by USL in accordance with this Section 3.1, except as provided in Section 12.1. Failure by NESI to exercise its option to deliver NOW to USL for Disposal shall not alter, lessen, decrease, alleviate, or relieve NESI of its obligation to pay USL in accordance with Article 2. NESI shall make all payments in accordance with
Article 2 without regard to the volume of NOW, if any, offered or delivered to USL for Disposal.

                  3.2 Variance. The parties agree to cooperate to minimize monthly and quarterly variances in NOW, if any, delivered for Disposal at the Landfarms, in order to avoid disruption of or problems in USL's operations.



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                  3.3 Radium Concentration. Notwithstanding anything contained in this Option Agreement to the contrary, USL shall not be obligated to accept NOW from NESI at any Landfarm where such NOW (i) when combined with other NOW in an individual treatment cell, would cause the weighted average concentration of Radium 226 or 228 to exceed 5 pCi/gm, excluding background, or (ii) would require the loading of two or more treatment cells simultaneously to prevent the weighted average concentration of Radium 226 or 228 from exceeding 5 pCi/gm, excluding background. In the event NESI delivers NOW contravening the foregoing sentence, USL shall have the right, but not the obligation, to reject such NOW in accordance with Section 6.6.

         4.       SERVICES, LEVIES AND INSPECTION

                  4.1 Additional Services; Disposal of Injectable Saltwater. Pursuant to this Option Agreement, USL will perform standard off-loading and customary handling services associated with disposal of NOW up to, and including, the Annual Volume at no additional charge. USL will perform additional services upon request of NESI at the market rates of USL for such services, or at such other rates as the parties may mutually agree upon. All charges for such additional services shall be in addition to and independent of the Option Payment. USL will accept injectable saltwater at the Landfarms for disposal upon request of NESI at the market rates of USL for disposal of injectable saltwater, or at such other rates as the parties may mutually agree upon. All charges for disposal of injectable saltwater shall be in addition to and independent of the Option Payment.

                  4.2 Disposal of Washwater. NESI shall pay USL to dispose of Washwater at the rate of $1.50 per barrel of Washwater. On each Adjustment Date, the rate shall be adjusted by (i) adding to the Base Rate 70% of the positive amount, if any, determined by subtracting the Base Rate from the Consumer Price Index as of that Adjustment Date, (ii) dividing said sum by the Base Rate, and
(iii) multiplying the result by $1.50. If the net change in the Consumer Price Index is negative, then the rate for disposal of Washwater shall be $1.50 per barrel. The disposal of Washwater shall be for the benefit of NESI, and USL shall provide NESI with billing information specified by NESI to enable NESI to bill the customer or customers for whose account any related cleaning services were performed.


                  4.3 Invoice for Additional Services: USL shall invoice NESI on a monthly basis for fees or expenses incurred from any services performed pursuant to Section 4.1 or 4.2 to be paid no later than 30 days from receipt of the invoice. Failure to pay USL in accordance with the terms of the invoice shall constitute a breach of this Option Agreement.

                  4.4      Extraordinary Levies.

                           4.4.1 Taxes. Notwithstanding anything to the contrary
contained herein, if during the term of this Option Agreement there is levied upon USL or any of its Affiliates or upon the operations of USL any tax, fee, assessment, or other charge (other than income taxes applicable generally) by any governmental authority, which tax, assessment or charge increases USL's costs to operate any Landfarm, USL shall notify NESI of the cause and the per barrel




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amount of the cost increase. If NESI chooses to deliver NOW to USL following the effectiveness of the tax, fee, assessment or other charge, USL will invoice NESI for and NESI will be obligated to pay NESI's share of the cost increase for so long as such tax, fee, assessment or other charge remains in effect as follows:
(I) with respect to any cost increase resulting from any tax, fee, assessment or other charge levied by a governmental authority on a per barrel basis, an amount determined by multiplying such per barrel charge (but not more than the increase in cost resulting therefrom) by the number of barrels of NOW delivered by NESI to USL; and (ii) with respect to any tax, fee, assessment or other charge levied by a governmental authority on any basis other than per barrel, NESI's proportionate share of the cost increase resulting from such tax, fee, assessment or charge. NESI's proportionate share shall be calculated as follows:
(a) if such tax, fee, assessment or other charge increases the cost to operate the Bateman Island Landfarm, the NESI's proportionate share shall be calculated by (I) dividing the number of barrels of NOW delivered to USL by NESI by the Annual Volume and (ii) multiplying the result by the amount of the cost increase resulting from the tax, fee, assessment, or other charge; (b) if such tax, fee, assessment or other charge increases the cost to operate the Bourg and/or Mermentau Landfarm, then NESI's proportionate share shall be calculated by (I) dividing the number of barrels of NOW delivered to USL by NESI to that Landfarm by the total number of barrels delivered to that Landfarm by all Persons and
(ii) multiplying the result by the amount of the cost increase at that Landfarm resulting from the tax, fee, assessment, or other charge. Such payment or reimbursement shall not alter the Annual Volume nor alter the Option Payment.

                           4.4.2 Landfarm Environmental Regulations.
Notwithstanding anything to the contrary contained herein, if during the term of this Option Agreement there is a substantial change in regulatory requirements related to the waste disposal business having general applicability to the handling, treatment or disposal of NOW, which change increases in a material manner USL's costs to operate any Landfarm, (i) USL shall notify NESI of the cause and the per barrel amount of the cost increase and, to the extent that NESI chooses to deliver NOW to USL, (ii) USL will invoice NESI for NESI's proportionate share of the cost increase and NESI will be obligated to pay such amount so long as such cost increase remains in effect. NESI's proportionate share shall be calculated as follows: (a) if such change in regulatory requirements increases costs to operate the Bateman Island Landfarm, then NESI's proportionate share shall be calculated by (i) dividing the number of barrels of NOW delivered to USL by NESI by the Annual Volume and (ii) multiplying the result by the amount of the cost increase; (b) if such change in regulatory requirements increases costs to operate the Bourg and/or Mermentau Landfarm, then NESI's proportionate share shall be calculated by (i) dividing the number of barrels of NOW delivered to USL by NESI to that Landfarm by the total number of barrels delivered to that Landfarm by all Persons and (ii) multiplying the result by the amount of the cost increase at that Landfarm. Failure to pay USL in accordance with the terms of the invoice shall constitute a breach of this Option Agreement.

                           4.4.3 Right of Inspection. In the event USL notifies
NESI of a cost increase pursuant to this Section 4.4, NESI shall have the right to conduct a reasonable review of the calculations, working papers and the books and records related to the determination of such fee increase. All costs of such review shall be borne exclusively by NESI.




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         5.       GUARANTY BY NEWPARK

                  5.1 Performance of Option Agreement. Newpark hereby covenants and agrees that it shall cause NESI to fully perform all of its obligations under this Option Agreement in a timely manner. Newpark further covenants and agrees that it shall take all action, including, without limitation, supplying information necessary for the determination of quantities of NOW that may be delivered pursuant to this Option Agreement, or shall refrain from taking any action, as is necessary or appropriate, to permit NESI to fully perform all of its obligations under this Option Agreement in a timely manner.

                  5.2 Unconditional Guarantee. Newpark hereby unconditionally and irrevocably guarantees the performance in full of all obligations of NESI under this Option Agreement, with the same force and effect and to the same extent as if Newpark had the same rights and obligations hereunder as NESI.

                  5.3 No Set-Off; Guaranty of Performance or Payment Upon Demand. Newpark shall perform any obligations or pay any amounts due in respect of the obligations of NESI hereunder promptly upon demand by USL or its Affiliates, without any set-off, defense or deduction for any claims or counterclaims of any kind, except for any such setoffs, defenses, or deductions that NESI could assert hereunder.

                  5.4 Waiver of Diligence, Etc. Newpark hereby waives diligence, presentment, demand, protest and notice of any kind with respect to this Guarantee, as well as any requirement that USL or its affiliates exhaust any rights or take any action against NESI.

                  5.5 Waiver of Suretyship Defenses. To the extent permitted by applicable law, Newpark hereby waives any and all legal and equitable defenses that arise by reason of Newpark's status as a surety for NESI, which defenses would not be available to Newpark if it had the same rights and obligations hereunder as NESI.

                  5.6 Status. This Section 5 shall remain in full force and effect with respect to each Option Year for which the Option is exercised and shall terminate thereafter when and to the extent that this Option Agreement is terminated.

         6.       OPERATING PROCEDURES

                  6.1 Compliance with Operating Procedures. NESI and its Affiliates shall comply in all material respects with and abide by, and shall require their employees, servants, agents, representatives, contractors, subcontractors, haulers and transporters to comply in all material respects with and abide by, all applicable federal, state and local laws, ordinances, permits, regulations, directives, codes, standards and requirements relating to the subject matter of this Option Agreement or the performance of services hereunder, as well as all of USL's rules, regulations, procedures and guidelines, written or oral, as the same may be reasonably adopted and modified from time to time, including, without limitation, all safety and/or security regulations, practices and procedures, and all procedures reasonably adopted by USL in compliance with its permits or utilized by USL in the inspection, sampling and testing of material delivered to any Landfarm for disposal.


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                  6.2 Inspection and Testing by NESI; Notification. NESI agrees that it shall inspect and test all materials accepted, acquired, taken possession of, procured, directed, controlled or otherwise received by it from third party generators or other parties for disposal (with the exception of any NOW produced by third-party generators which NESI or its Affiliates treat and dispose of on the site at which the NOW was generated) to the extent required by applicable federal, state and local laws, ordinances, permits, regulations, directives, codes, standards and requirements. NESI shall promptly notify USL if it becomes aware of any unusual or special characteristics of any materials being delivered to any Landfarm which cause such materials to require special treatment, handling or care. Upon request by USL, NESI shall provide copies of all inspection and test results relating to material to be disposed of at any Landfarm under the terms of this Option Agreement to USL upon delivery.

                  6.3 Shipment and Delivery of NOW. NESI, its Affiliates and/or its contractors and subcontractors shall be responsible for proper containerization, preparation and labeling for shipment, shipment, transportation and delivery to any Landfarm, and shall comply fully with all applicable federal, state and local laws, ordinances, permits, regulations, directives, codes, standards and requirements in making such delivery to any Landfarm. USL and its Affiliates undertake no responsibility whatsoever for the preparation, handling or transportation of any material prior to acceptance of delivery as hereinafter provided.

                  6.4      Inspections.

                           6.4.1 Barges. Upon arrival of any barge transporting
material to a Landfarm at the direction of NESI or any of its Affiliates, USL shall have the right to have an independent third party inspector selected by USL undertake an inspection of the barge transporting material to the Landfarm for the purpose of determining (a) the volume of materials delivered and (b) the condition of the barge on arrival at the Landfarm. The costs of such inspector shall be split evenly between NESI and USL, and NESI's portion of such expense shall be included on the monthly invoices prepared by USL in accordance with
Section 4.3. Before any materials are off-loaded from the barge or any inspection or testing is undertaken by USL, the independent inspector will provide the authorized representatives of NESI and USL with an inspector's report indicating the time and date, the barge identification number and volume of waste materials in the barge. The authorized representatives of the parties will indicate their acceptance of the inspector's report by signing the report. In the event either authorized representative disagrees with the volume determination, either authorized representative may request that an additional independent third-party inspector prepare an inspector's report, the cost of which shall be borne by the party requesting the same. If the parties are unable to agree on the actual volume of waste after the preparation of the second inspector's report, the two independent inspectors shall select a third independent inspector to prepare an inspector's report, the cost of which will be borne half by NESI and half by USL. The final volume determination shall be that volume agreed upon by the majority of the independent inspectors that have inspected the barge. If the barge appears to be damaged in any significant respect, the inspector shall summarize the apparent damage and take photographs as appropriate to evidence the scope of the damage. The authorized representative of NESI shall approve such damage summary by executing the same prior to the time any material is off-loaded from the barge. With regard to barges owned and operated by NESI, USL agrees that it shall not exercise its right to implement the procedures set forth in this Section 6.4.1 unless the parties have previously had a dispute or disagreement relating





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to the quantity of materials delivered to a Landfarm by NESI or the condition of a barge owned and operated by NESI and such dispute or disagreement was not amicably resolved within 30 days.


                           6.4.2 Trucks. Upon arrival of a truck transporting
material to a Landfarm on behalf of NESI or any of its Affiliates, USL personnel shall undertake an inspection to determine the volume of materials delivered. Before any materials are off-loaded from the truck or any inspection or testing is undertaken by USL, USL shall prepare a receipt indicating the time and date and the volume of materials in the truck. The driver of the truck shall indicate his or her acceptance of the receipt by signing the receipt. In the event the driver disagrees with the volume determination, USL shall have the option of (i) accepting the volume stated by the driver and preparing a receipt evidencing such volume to be signed by the driver or (ii) rejecting such materials in accordance with Section 6.6.

                  6.5 Inspection and Testing of Material. After all inspections, if any, pursuant to Section 6.4 have been concluded, USL shall conduct inspections, testing and sampling using such equipment and procedures as are required by or consistent with its permits. USL may rely exclusively on the results of its inspection in determining whether materials delivered may be disposed at the Landfarm in accordance with its permits and this Option Agreement. NESI authorizes USL to retain samples and all data relating thereto, including test results, for so long as required by federal, state or local law, ordinance, permit, regulation, directive, code, standard or requirement and additionally for so long as USL in its sole discretion shall determine.

                  6.6      Acceptance or Rejection of Material.

                           6.6.1 Acceptance. USL shall only be obligated to
accept waste materials at the Landfarm which are permissible under the permit requirements of that Landfarm at the time of delivery. For a period of ten days after the date of delivery, USL shall have the right to reject (or revoke any prior acceptance) all or any part of a shipment of material delivered by or on behalf of NESI to the Landfarm if (i) such material is not in accordance with the terms of this Option Agreement or (ii) USL concludes that such material exceeds the parameters of the permits applicable to the Landfarm. USL shall notify NESI of any rejection in writing and shall state the reason therefor. The expiration of such ten-day period without a rejection or a revocation of a prior acceptance of material shall constitute "Final Acceptance" of such material.

                           6.6.2 Rejected Material. Rejected material shall
remain at NESI's risk and expense and shall not be deemed to be incorporated into the Landfarm or come under the possession, custody, control or ownership of USL. Notwithstanding the foregoing, to the extent required by federal, state or local law, ordinance, permit, regulation, directive, code, standard or requirement, or by USL's safety and/or security rules, practices or procedures, USL may detain any rejected materials, including the vehicle and/or containers in which such rejected materials arrived, and shall notify regulatory or other authorities wherever necessary or appropriate to do so.

                           6.6.3 Removal. In the event USL rejects all or any
part of a shipment of material from NESI, after compliance in all material respects with all regulatory and any other requirements involving detention of such shipment, upon written request of USL, NESI, unless otherwise directed by a regulatory agency or other lawful authority, shall promptly remove or cause to be removed from the Landfarm all of the rejected material at NESI's risk and expense in a manner consistent with all applicable federal, state and local laws, ordinances, permits, regulations, directives, codes, standards and requirements. In the event NESI fails to complete such removal by the fifth business day after the date of the request by USL, USL, unless otherwise required by law or regulation, may remove or cause to be removed from the Landfarm any and all of the rejected material, and may containerize and transport it or cause it to be containerized and transported to an authorized storage site or returned to NESI at its nearest location. NESI hereby authorizes USL in such event to contract for such storage for NESI's account. For its services, USL shall charge and NESI shall pay USL's cost plus 15%. Any and all material that USL rejects shall remain property and the responsibility of NESI at NESI's risk and expense.

                  6.7 Third-Party Deliveries. USL may follow the procedures set forth in this Article VI with respect to any third-party generator's vessels or vehicles containing materials that are delivered to any Landfarm at the direction of NESI or its Affiliates. In addition, USL may establish and enforce other policies and procedures relating to the independent inspection of any such third-party generator's vessels or vehicles before the material contained in such vessels or vehicles shall be accepted for disposal.

         7.       COVENANTS, REPRESENTATIONS AND WARRANTIES OF NESI

                  NESI hereby covenants, represents and warrants to USL as follows:

                  7.1 Authorization and Validity of Agreement. NESI has all requisite power and authority to enter into this Option Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by NESI of this Option Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of NESI. No action or approval of the equity owners of NESI is necessary to authorize NESI's execution or delivery of, or the performance of its obligations under, this Option Agreement. This Option Agreement has been duly executed and delivered by NESI and is a valid and binding obligation of NESI, enforceable in accordance with its terms.

                  7.2 No Conflict. The execution and delivery by NESI of this Option Agreement does not, and exercise by NESI of its rights hereunder and the consummation of the transactions contemplated hereby will not, (a) require any consent, approval, order or authorization of or other action by any governmental entity on the part of or with respect to NESI; (b) require on the part of NESI any consent by or approval of or notice to any other Person; or (c) result in a violation of any law, rule, regulation, order, judgment or decree applicable to NESI, except in any case covered by (a), (b) or (c) where failure to obtain such consent or such violation would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby.

                  7.3 Licensed Carriers. Any carrier with which NESI contracts to transport NOW and all of NESI's driver personnel shall at all times relevant to the performance of services under this Option Agreement remain properly licensed and otherwise fully qualified to perform the services required hereunder.

                  7.4 Customer Approval. For each Option Year as to which the Option has been exercised by NESI, NESI's obligations under this Option Agreement shall not be affected in any way by the approval, disapproval, recommendation, instruction, direction or other communication between NESI and its customers, including any request by any NESI customer as to where its waste should be delivered. NESI shall remain responsible for payment under this Option Agreement without reference or regard to NESI's customers.

         8.       COVENANTS, REPRESENTATIONS AND WARRANTIES OF USL

                  USL hereby covenants, represents and warrants to NESI as follows:

                  8.1 Authorization and Validity of Agreement. USL has all requisite power and authority to enter into this Option Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by USL of this Option Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of USL. No action or approval of the equity owners of USL is necessary to authorize USL's execution or delivery of, or the performance of its obligations under, this Option Agreement. This Option Agreement has been duly executed and delivered by USL and is a valid and binding obligation of USL, enforceable in accordance with its terms.

                  8.2 No Conflict. The execution and delivery by USL of this Option Agreement does not, and exercise by USL of its rights hereunder and the consummation of the transactions contemplated hereby will not (a) require any consent, approval, order or authorization of or other action by any governmental entity on the part of or with respect to USL or any of its Affiliates; (b) require on the part of USL or any of its Affiliates any consent by or approval of or notice to any other Person; or (c) result in a violation of any law, rule, regulation, order, judgment or decree applicable to USL or any of its Affiliates, except in any case covered by (a), (b) or (c) where failure to obtain such consent or such violation would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby.

                  8.3 Services and Equipment. USL possesses the business, professional and technical expertise to handle, treat and dispose of NOW and possesses the equipment, plant and employee resources required to perform this Option Agreement. USL shall use its commercially reasonable efforts to turn all barges delivering materials to the Landfarms in a timely manner consistent with the number of NESI and third-party generator barges on site at such moment and with its general practice of giving priority to third-party generators' barges. The equipment shall, at all times relevant to the performance of services hereunder, be maintained in good and safe condition and fit for use.

                  8.4 Licenses and Permits. As of the Effective Date, USL shall be duly licensed, permitted and authorized pursuant to all applicable federal, state and local laws to handle, treat and dispose of NOW, and the Landfarms will have been issued all licenses, permits and authorizations required by all applicable federal, state and local laws. At any time during the term of this Option Agreement, upon NESI's reasonable request, USL shall provide to NESI, at NESI's expense, a complete copy of the current permits applicable to the operation of the Landfarms. During the term of this Option Agreement, USL shall use its best efforts to keep all such licenses, permits and authorizations in effect and shall promptly notify NESI if any such license, permit or authorization is to expire and not be renewed or becomes the subject of any administrative or judicial action seeking revocation or suspension.

                  8.5 Workers' Compensation. USL shall comply in all material respects with all applicable workers' compensation laws during the term of this Option Agreement. In the event any work is performed by USL's agent or subcontractor, USL shall obtain certification from such agent or subcontractor that it too is in compliance in all material respects with such laws or does not fall within the scope of such laws.

         9.       INSURANCE

                  9.1 Insurance Coverage. USL and NESI, each at its own expense, shall procure and maintain in full force and effect during the term of this Option Agreement the following kinds of insurance with limits of coverage equal to or exceeding those limits specified therefor:

                           9.1.1 Workers' Compensation; Employer's Liability.
Workers' Compensation Insurance shall be obtained in accordance with the provisions of the applicable Workers' Compensation Law or similar laws of a state having jurisdiction over any employee. Employer's Liability Insurance shall be obtained with a minimum limit of liability of $1,000,000. To the extent exposures fall, or may fall, within federal jurisdictions, including the U.S. Longshore and Harbor Workers' Compensation Act, the Defense Bases Act and the Federal Employers Liability Act, extensions of coverage shall be obtained in accordance with the requirements of such laws. Should operations occur where maritime liability law, the Jones Act, or General Admiralty Law apply, applicable coverages shall be required at limits of not less than $1,000,000.

                           9.1.2 General Liability. Comprehensive or Commercial
General Liability Insurance, including Products/Completed Operations and Contractual Liability, which shall cover the indemnity provisions contained in this Option Agreement, shall be obtained with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage.

                           9.1.3 Automobile Liability. Business or Commercial
Automobile Liability Insurance covering all owned, nonowned, and hired vehicles, shall be obtained with a combined single limit of $ 1,000,000 per occurrence or accident.

                           9.1.4 Umbrella Liability. Umbrella Liability
Insurance over the foregoing coverages shall be obtained as applicable at limits of $10,000,000 per occurrence.

                  9.2 Coverage Terms. All coverages shall be written through insurers authorized to transact business in the states of operation and reasonably satisfactory and acceptable to both parties. Each party shall be added as an additional insured, and subrogation as to the policies of the other party shall be waived as applicable. All policies will be endorsed to provide not less than 30 days' written notice of cancellation, termination, nonrenewal or material change in the policy. Each party will furnish the other party certificates of insurance evidencing compliance with the requirements of Section 9.1.

                  9.3 Site Financial Assurance and Environmental Impairment Liability. To the extent available on commercially reasonable terms and subject to the other terms of this Option Agreement, USL shall (i) maintain policies of environmental impairment liability insurance covering the ownership and operation of the Landfarms in substantially such amounts and on such terms as shall be in place on the Effective Date and (ii) comply with all applicable federal or state governmental financial assurance requirements imposed in connection with its operation of the Landfarms.

         10.      INDEMNIFICATION

                  10.1 Indemnification by USL. USL shall defend, indemnify and hold harmless NESI and its Affiliates and their employees, officers, owners, directors and agents, from and against any and all liabilities, penalties, fines, forfeitures, demands, claims, causes of action, suits, judgments and costs and expenses incidental thereto, including reasonable attorneys' fees, which any or all of them may hereafter suffer, incur, be responsible for or pay out as a result of personal injuries, property damage, or contamination of or adverse effects on the environment, to the extent directly or indirectly caused by, or arising from or in connection with (i) the negligence, gross negligence or willful act or omission or willful misconduct of USL or any of its employees, officers, owners, directors, agents or subcontractors in the performance of this Option Agreement; (ii) the violation of any environmental rule, law or regulation by USL or any of its employees, officers, owners, directors, agents or subcontractors; (iii) operations of the Landfarms, including, without limitation, the receipt and disposal of waste delivered to the Landfarms by NESI and others; or (iv) the breach of, misrepresentation in, untruth in or inaccuracy in any representation, warranty or covenant of USL set forth in this Option Agreement.

                  10.2 Indemnification by NESI. NESI shall defend, indemnify and hold harmless USL and its Affiliates and their employees, officers, owners, directors, agents and subcontractors, from and against any and all liabilities, penalties, fines, forfeitures, demands, claims, causes of action, suits, judgments and costs and expenses incidental thereto, including reasonable attorneys' fees, which any or all of them may hereafter suffer, incur, be responsible for or pay out with respect to claims by third parties for personal injuries, property damage or other loss to the extent directly or indirectly caused by, or arising from or in connection with (i) the negligence, gross negligence or willful act or omission of NESI, any of its employees, officers, owners, directors, agents or subcontractors or any third-party generator acting at NESI's direction in the performance of this Option Agreement, (ii) the violation of any environmental rule, law or regulation by NESI, any of its employees, officers, owners, directors, agents or subcontractors or any third-party generator acting at NESI's direction; (iii) material delivered to any of the Landfarms by NESI or any third-party generator acting at NESI's direction which is not in accordance with the terms of this Option Agreement or otherwise not permitted to be disposed at such Landfarm; or (iv) the breach of, misrepresentation in, untruth in or inaccuracy in any representation, warranty or covenant of NESI set forth in this Option Agreement.

                  10.3     Indemnification Procedures.

                           10.3.1 Promptly after receipt by an indemnified party
under this Article X of notice of the commencement of any action or proceeding evidenced by service of process or other legal pleading, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party (i) will not relieve it from any liability that it may have to any indemnified party under this Article X unless and to the extent that the indemnifying party has been prejudiced in any material respect by such omission and (ii) will not relieve the indemnifying party from any liability that it may have to any indemnified party other than under this Article X. If any such action or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Article X for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless the named parties to such action or proceeding (including any impleaded parties) shall include both an indemnifying party and an indemnified party and the indemnified party shall have been advised by counsel that there may be one or more defenses available to such indemnified party that are different from or additional to those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party that it wishes to employ separate counsel at the expense of the indemnifying party (who shall promptly pay all such expenses as incurred), the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party).


                           10.3.2 If an indemnifying party, within a reasonable
period of time after notice by the indemnified party of the commencement of any action or proceeding with respect to which the indemnified party is to make a claim hereunder, fails to assume the defense thereof, the indemnified party shall have the right (upon further notice to the indemnifying party) to undertake the defense, compromise or settlement of such action or proceeding for the account of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such action or proceeding at any time prior to settlement, compromise or final determination thereof. The cost and expense of any such defense and any judgment in any such action or proceeding shall be borne by the indemnifying party, and, if paid by the indemnified party, shall be reimbursed by the indemnifying party within thirty days after receipt of invoice therefor.

                           10.3.3 Except as otherwise provided in Section
10.3.2, an indemnifying party shall not be liable for any settlement of any litigation or proceeding effected without its written consent. An indemnifying party shall not, without the indemnified party's written consent, settle or compromise any action or proceeding or consent to entry of any judgment that would impose an injunction or other equitable relief upon the indemnified party or that does not include as an unconditional term thereof the release by the claimant or the plaintiff of such indemnified party from all liability in respect of such action or proceeding.

         11.      DISPUTE RESOLUTION

                  11.1 Negotiation of Disputes. In the event of any dispute or disagreement arising out of or relating to the implementation and performance of this Option Agreement, the parties agree to attempt to resolve such dispute in good faith. Should a resolution of such dispute not be obtained within 15 days after the origination of the dispute, either party may in accordance with the provisions of this Article XI file suit. Any suit filed by any party that relates to this Option Agreement must be filed in Texas state court in Harris County, Texas.

                  11.2 Continuation of Performance. In the event of a dispute arising under this Option Agreement, the parties shall continue performance of their respective obligations hereunder.

         12.      SUSPENSION OF PERFORMANCE

                  12.1 Suspension of Performance by USL. USL shall have the right to suspend operations under this Option Agreement at the Bateman Island Landfarm for any reason. Upon such suspension, USL shall give NESI written notice of the basis for, and an estimate of, the length of the suspension.

                           12.1.1 If USL notifies NESI that it will temporarily
suspend operations at the Bateman Island Landfarm due to litigation, court order or directive of any governmental body having jurisdiction over the operation of the Landfarm, or substantial changes to laws or regulations, then NESI shall continue to make all Payments in Full and on Time as this Option Agreement requires; provided, however, that USL shall make available the Bourg and/or Mermentau Landfarms to accept, in a timely fashion, delivery of that portion of the Annual Volume that NESI would otherwise deliver to the Bateman Island Landfarm under Section 3.1.l.a. If USL fails to make available either the Bourg Landfarm or the Mermentau Landfarm to accept delivery, in a timely fashion, of the NOW that NESI desires to deliver, up to the Annual Volume (prorated for the period involved), then NESI shall be excused from payments due each month such failure continues. Upon the resumption of operations at the Bateman Island Landfarm, NESI may exercise its option to deliver NOW in accordance with Section 3.1.

                           12.1.2 If USL notifies NESI that it will temporarily
suspend operations at the Bateman Island Landfarm due to litigation, court order or directive of any governmental body having jurisdiction over the operation of the Landfarm, or substantial changes to laws or regulations, then NESI shall continue to make all Payments in Full and on Time as this Option Agreement requires; provided, however, that USL shall make available the Bourg and/or Mermentau Landfarms to accept, in a timely fashion, delivery of that portion of the Annual Volume that NESI would otherwise deliver to the Bateman Island Landfarm under Section 3.1.l.a. If USL fails to make available either the Bourg Landfarm or the Mermentau Landfarm to accept delivery, in a timely fashion, of the NOW that NESI desires to deliver, up to the Annual Volume (prorated for the period involved), then NESI shall be excused from payments due each month such failure continues. Upon the resumption of operations at the Bateman Island Landfarm, NESI may exercise its option to deliver NOW in accordance with Section 3.1.

                           12.1.3 If USL notifies NESI that it will temporarily
suspend operations at the Bateman Island Landfarm voluntarily for any reason other than under Section 12.1.1 or 12.1.2 above, NESI is excused from payments due each month that operations are suspended. Upon the resumption of operations at the Bateman Island Landfarm, NESI shall resume payments and may exercise its option to deliver NOW in accordance with Section 3.1.

                           12.1.4 If operations are temporarily suspended at the
Bourg, Bateman Island and Mermentau Landfarms at once or in reasonably close succession, then NESI is excused from payments due each month that operations are suspended. Upon the resumption of operations at any Landfarm, and provided USL makes any Landfarrn available to accept delivery in a timely fashion, of the NOW that NESI desires to deliver, up to the Annual Volume (prorated for the period involved), then NESI shall resume payments and may exercise its option to deliver NOW in accordance with Section 3.1.

                           12.1.5 Whenever, in accordance with the foregoing
provisions of this Section 12.1, NESI is excused from making payments of a portion of the Option Payment for any month or months, such excuse shall be a permanent excuse, and the total Option Payment for the Option Year or Option Years in which such excuse occurs shall be reduced accordingly.

                  12.2 Suspension of Performance by NESI. NESI has no right to suspend its performance except as specifically provided elsewhere in this Option Agreement and any other suspension or attempt to suspend its obligations shall constitute breach of this Option Agreement. Disapproval, instruction or communication by a customer of NESI, including any request by any NESI customer as to where its waste should be delivered, in a manner contrary to the terms of this Option Agreement shall not constitute force majeure nor provide a basis for suspension of performance.


         13.      MISCELLANEOUS

                  13.1 Status of the Parties. Each party hereto is and shall perform this Option Agreement as an independent contractor, and as such, shall have and maintain complete control over all of its employees, agents, and operations. Except as expressly otherwise provided in this Option Agreement, neither party nor anyone employed by it shall be, represent, act, purport to act or be deemed to be the agent, representative, employee or servant of the other party.

                  13.2 No Set-Off Rights. The parties hereby agree that neither party shall have any right to set-off or apply against any sums due under this Option Agreement any sums due or amounts otherwise owing pursuant to any other provision of this Option Agreement or any other agreement or arrangement between the parties.

                  13.3 Subrogation; Assignment of Rights. In the event NESI delivers and USL accepts a delivery of materials (the "Nonconforming Materials") containing hazardous or dangerous substances in violation of this Option Agreement and in violation of NESI's agreement with the third-party generator producing such materials, NESI agrees that, upon the request of USL, USL shall become fully subrogated to the rights of NESI against such generator related to the Nonconforming Materials, and NESI shall (i) assign or take such further action as is necessary or desirable to transfer to USL any and all rights of action of NESI against such generator relating to such Nonconforming Materials arising at law under NESI's agreement with such generator or in equity and (ii) use its good faith best efforts to assist in the prosecution of any claim brought by USL against such third party generator relating to the Nonconforming Materials.

                  13.4 Binding Effect; Assignment. This Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. USL and NESI may assign their rights, obligations and duties under this Option Agreement with the written consent of the other parties to the Agreement, which consent shall not be unreasonably withheld; provided that the assigning party shall remain primarily liable for all obligations and duties arising hereunder. Without limiting the generality of the foregoing, if USL sells the Landfarms and/or related business, the purchaser shall assume USL's obligations under this Option Agreement, and NESI shall retain its obligations under this Option Agreement.

                  13.5     Notices.

                           13.5.1 General. Except under Section 3.1.1, notices
and other communications provided for in this Option Agreement shall be in writing and shall be deemed to have been validly given (a) three calendar days after deposit in the United States mails, registered or certified mail with proper postage prepaid and return receipt requested; (b) upon transmission thereof and receipt of the appropriate confirmation if sent via telecopier or telefax; (c) the business day after the same shall have been deposited with a reputable overnight courier, shipping prepaid; and (d) if delivered in person, upon delivery, in each case addressed as follows:

If to NESI or Newpark:                  With a copy to:

   c/o Newpark Resources, Inc.              Ervin, Cohen & Jessup
   3850 North Causeway, Suite 1770          9401 Wilshire Boulevard
   Metairie, LA 70002                       Beverly Hills, CA 90212
   Attention: James D. Cole, President      Attention: Bertram K. Massing, Esq.
   Facsimile No.: (504) 833-9506            Facsimile No.: (310) 859-2325

If to USL:                              With a copy to:

   U.S. Liquids, Inc.                       Baker & Botts, L.L.P.
   411 N. Sam Houston Parkway East          One Shell Plaza
   Houston, TX 77060                        910 Louisiana
   Attention: W. Greg Orr, President        Houston, TX  77002-4995
   Facsimile No.: (281) 272-4545            Attention:  Philip J. John, Esq.
                                            Facsimile No.: (713) 229-1522

or such other address as any party shall specify by written notice so given.

                           13.5.2 Other Notices. Notices provided for in Section
3.1.1 shall be made in writing by telefax or mailed to USL as follows:

                                    U.S. Liquids, Inc.
                                    Division Manager
                                    P.O. Box 1467

                                    Jennings, LA 70546
                                    Attention: Jerry Brazell
                                    Facsimile No.: (318) 824-3147

                  13.6 Opportunity to Cure. In the event that NESI (i) fails to pay USL any amount required under this Option Agreement on or before the date such payment is due and such payment is not excused by Section 12.1 and/or (ii) otherwise fails to perform under this Option Agreement, USL shall give notice to NESI of its failure to perform in accordance with Section 13.5. The notice shall include a description of the manner in which NESI failed to perform under this Option Agreement and shall include the date on which performance was due. NESI shall have fifteen (15) calendar days from the date notice is deemed validly given to correct or cure its failure to perform under this Option Agreement. If NESI fails to do so, then such failure shall constitute a breach of this Option Agreement. If NESI receives from USL notice that NESI has failed to pay USL any amount required, due and not otherwise excused under this Option Agreement and NESI fails to correct or cure such failure within 15 days from the date such notice is given, then such failure shall be deemed failure to make Payment in Full and on Time and shall constitute a breach of this Option Agreement. Failure by USL to act in accordance with this Section shall not itself constitute a breach of this Option Agreement nor shall such failure cause USL to waive or relinquish any right or option provided by any Section in this Option Agreement; provided, however, that NESI shall not be deemed to have breached this Option Agreement unless and until notice of such alleged breach shall have been given in accordance with this section, and NESI shall have failed to cure or correct its failure to perform as specified in such notice.

                  13.7 Non-Waiver. The failure of any party to enforce its rights under any provision of this Option Agreement shall not be construed to be a waiver of such provision. No waiver of any breach of this Option Agreement shall be held to be a waiver of any other breach.

                  13.8 Entire Agreement; Amendment. This Option Agreement, the Payment Agreement and the Other Agreements referred to in the Payment Agreement constitute the entire agreement between the parties concerning the subject matter hereof and supersede any and all other communications, representations, proposals, understandings or agreements, either written or oral, between the parties hereto with respect to such subject matter. This Option Agreement may not be modified or amended, in whole or in part, except by a writing signed by both parties hereto.

                  13.9 Severability. If any provision of this Option Agreement is declared invalid or unenforceable, then such portion shall be deemed to be severable from this Option Agreement and shall not affect the remainder hereof.

                  13.10 Headings. The Article and Section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Option Agreement.

                  13.11 Counterparts. This Option Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

                  13.12 Governing Law. This Option Agreement SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.


                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

         ON THIS DATE, the Parties have executed multiple originals of this Option Agreement.


                                     NEWPARK ENVIRONMENTAL SERVICES, INC.

Dated: December 31, 1998             By:
                                     Name:
                                     Title:


                                     NEWPARK RESOURCES, INC.

Dated: December 31, 1998             By:
                                     Name:
                                     Title:


                                     U.S. LIQUIDS, INC.

Dated: December 31, 1998             By:
                                                   Name:
                                     Title: